THIRD AMENDED AND RESTATED
FEE APPORTIONMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of August 1, 2017, by and among: (1) Tributary Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (the “Company”), on behalf of the Tributary Small Company Fund, Tributary Balanced Fund, Tributary Growth Opportunities Fund, Tributary Short/Intermediate Bond Fund, Tributary Income Fund and Tributary Nebraska Tax-Free Fund (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), and (3) First National Bank, a national banking association having its principal place of business at 14010 FNB Parkway, Omaha, NE 68154, on behalf of its division, First National Fund Advisers (“FNFA”).

RECITALS

WHEREAS, The Company along with Tributary, are parties to a certain Fee Agreement dated July 20, 2007 (the “Prior Agreement”), describing the apportionment of fees owed to Charles Schwab & Co.,Inc. (“Schwab”) by the Company and Tributary.

WHEREAS, The Schedule II to the Operating Agreement was Amended on March 15, 2017 to add the Institutional Plus Class of the Funds to the Transaction Fee Platform at Schwab.

WHEREAS, the Tributary Balanced Fund (“the Balanced Fund”), Tributary Growth Opportunities Fund (“the Growth Opportunities Fund”), Tributary Short/Intermediate Bond Fund (“ the Short/Intermediate Fund”), Tributary Income Fund (“the Income Fund”) and the Tributary Nebraska Tax-Free Fund (“the Nebraska Tax-Free Fund”) (and collectively the “FNFA Funds”) are sub-advised by FNFA and accordingly, the parties hereto desire to reflect that FNFA will reimburse Tributary for one-half of the fee attributable to the FNFA Funds.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Preliminary Statement

A. Tributary serves as investment adviser to the Funds.

B. FNFA serves as sub-advisor to the FNFA Funds.

C. Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

D. Schwab and the Company are parties to an Operating Agreement, dated as of April 17, 2006 (“Operating Agreement”), under which Schwab provides certain services (“Services”) to each of the Funds in connection with Schwab’s customers’ purchase of shares of the Funds (such shares owned by Schwab customers, the “Shares”) through Schwab’s platform. The Schedule II to this agreement was updated March 15, 2017 to add the Funds to the Transaction Fee Platform.

E. In exchange for Schwab’s performance of the Services, the Company, as provided in the Operating Agreement, has agreed to pay Schwab a fee in the amount of 40 basis points (“bps”) per month of the net asset value of the Shares held by Schwab’s customers on the No Transaction Fee Platform pursuant to the Operating Agreement, subject to a minimum monthly fee (collectively, the “Fee”), and as more particularly provided in Schedule I and II to the Services Agreement (“Schedule I and II”). The No Transaction Fee Platform inclusion has been limited to the Institutional Class of the Small Company Fund, Growth Opportunites Fund and Balanced Fund. In addition, the Company has agreed to pay Schwab a fee in the amount of 10 bps per month of the net asset value of the Shares held by Schwab’s customers on the Transaction Fee Platform and a one-time set up charge of $2,000 per Fund. All of the Institutional Plus Class of the Funds have been added to the Transaction Fee Platform.

F. The Company, on behalf of the Funds, and Tributary wish to set forth the apportionment of the Fee amongst the Funds, Tributary and FNFA. For purposes of clarification, the Funds shall pay Schwab directly for the portion of the fee payable from them with Tributary being responsible to pay Schwab the remaining amount under the Services Agreement. FNFA will then reimburse Tributary for the portion of the fee payable from FNFA.

AGREEMENT

1. Responsibility of Fee. The amount due to Schwab shall be paid in two payments for the No Transaction Fee Platform. The first will be direct from the Funds for the 25 bps allowable under the Shareholder Servicing Fee. Tributary shall pay Schwab the remainder of the Fee in accordance with the terms of the Operating Agreement. The amount due to Schwab for the Transaction Fee Platform shall be paid entirely by Tributary.

2. Apportionment of No Transaction Fee Platform Fees. For so long as Tributary is obligated to pay Schwab the Fee under the Operating Agreement, (i) FNFA agrees to reimburse Tributary for one-half of the Fee attributable to the Balanced Fund and Growth Opportunities Fund, not to exceed $1000 or 7.5 basis points of the net asset value of the Shares of the Balanced Fund.

3. Apportionment of Transaction Fee Platform Fees. For so long as Tributary is obligated to pay Schwab the Fee under the Operating Agreement, (i) FNFA agrees to reimburse Tributary for one-half of the Fee attributable to the FNFA Funds, not to exceed 5 basis points of the net asset value of the Shares of the FNFA Funds. FNFA shall also reimburse Tributary for one-half of the initial set up charge.

4. Apportionment of Fee Among the Funds and Tributary. For so long as the Company is obligated to pay Schwab the Fee under the Operating Agreement, the parties agree that the Funds shall pay 25bps of the fee, apportioned in accordance with each Fund’s respective portion of the Fee, and calculated in the manner set forth in Schedule I and II.

5. Reference to Agreements. The term of this Agreement and the obligations hereunder shall only continue so long as the Company is obligated to pay the Fee. In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the parties may mutually agree to correspondingly modify this Agreement.

6. Amendments. This Agreement may be amended by the written agreement of the parties hereto, including, without limitation, any amendment to the apportionment and reimbursement provisions of Sections 2, 3 and 4; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and first year above written.

TRIBUTARY FUNDS, INC.

By:	/s/ Stephen Wade
Name:	Stephen Wade
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Wynegar
Name:	Mark Wynegar
Title:	President

FIRST NATIONAL BANK
FIRST NATIONAL FUND ADVISERS

By:	/s/ Ron Horner
Name:	Ron Horner
Title:	Senior Director